Exhibit 10.19

Cosmetics Manufacturing Agreement

The cosmetics manufacturing contract is entered between SL Link Co., Ltd (“Party A”) and YC Biotech Co., Ltd. (“Party B” ).

As Party A commissions Party B to manufacture a series of nutritional products, both parties agree to the following terms and conditions of this contract for compliance.

1.	Definition

(a)	“Quality statement” It contains information on product specifications, minimum order quantity, delivery notes, status of customer’s materials, status of finished and semi-finished products, and other information of the products entrusted by Party A to Party B for manufacturing.

(b)	“Orders” The order specifies the quantity, delivery location, delivery date, price, payment terms and conditions of the products commissioned by Party A to Party B for manufacturing.

2.	Validity period of contract

Both parties agree that this contract shall commence on May 1, 2023 and expire on October 31, 2024. If there is no objection from both parties at the time of expiration of the contract, the contract will be automatically extended for one year.

3.	Rights and Obligations

(a)	The rights and obligations between the parties stipulated in this contract shall not be transferred or assigned to any third party without the written consent of both parties.

(b)	For the products that Party A commissions Party B to develop during the contract period, Party A shall, before the first batch of products is manufactured, set forth the product specifications, minimum order quantity, delivery and acceptance standard conditions, status of customer’s materials, status of finished products and semi-finished products, etc., after discussion and agreement, in the product specification confirmation sheet, which shall be one of the attachments to this contract. The effect of the contents of the quality statement is the same as this contract.

(c)	Party B shall produce the products in accordance with the conditions set forth in the “Quality Statement”. For any changes to the products, Party A must agree with Party B to change the quality statement before completing the change process. Party A shall not claim that the products produced in accordance with the Quality Statement are not in conformity with the specifications, and shall not claim compensation from Party B or refuse to pay for the goods for this reason.

(d)	In addition to manufacturing products in accordance with the terms and conditions set forth in the Quality Statement agreed upon by both parties, Party A shall, prior to the manufacture of each batch of products, set forth the order quantity, delivery location, delivery date, price, payment terms and other conditions in the order form as one of the attachments to this contract. The contents of the order form shall have the same effect as this contract.

(e)	Party A shall stamp the invoice or seal on the order form and send it to Party B in writing, electronically or by fax; the order form shall be established after Party B confirms and returns it to Party A in writing, electronically or by fax.

(f)	After the order takes effect, if Party A cancels the order arbitrarily, Party A shall pay 50% of the total amount of the canceled order to Party B as compensation for Party B’s stocking up.

(g)	After the product is received by Party A, if it is inspected by the competent health authority and the content does not match with the labeled product formula, Party A shall be responsible for the packaging or content of the product if it is provided by Party A. If the formula of the product does not match with the confirmation documents provided by Party B, or other parts of the product produced by Party B, it shall be Party B’s responsibility.

(h)	Party A agrees that except for defects attributable to Party B’s manufacturing, Party A shall not request for return of the ordered products.

4.	Product Responsibility

(a)	Party B shall be responsible for the product defects of the products entrusted by Party B. Party B guarantees that the acquisition, manufacture, and formula content of the products do not violate the Ministry of Health and Welfare’s Cosmetic Hygiene and Safety Management Act and its enforcement regulations, and do not infringe upon the rights of third parties.

(b)	Party A shall properly store the products delivered by Party B in accordance with Party B’s instructions. If any defect occurs in the products due to Party A’s faulty storage behavior, Party A shall be responsible for the defects on its own, without any involvement from Party B.

(c)	Party A shall check whether the products meet the acceptance specifications within five working days from the date of delivery (inclusive). If Party A finds that there are unsaleable defects or the quantity received is less than the invoiced quantity, Party B shall send its staff to Party A’s designated place for inspection within three days after Party A’s notification; the two parties shall agree to discuss to make up for the difference or discount the payment for the goods; however, after the two parties’ investigation and confirmation, if the defect belongs to a major defect of the product (including but not limited to violation of the Cosmetic Hygiene and Safety Management Law, etc.), Party A shall refuse to accept the delivery order and cancel the order, and shall not be subject to the provisions of paragraph f of Article 3 of this Agreement.

5.	Termination

(a)	Consensual termination: Either party may terminate this contract with the consent of the other party by giving 30 days’ prior notice in writing or by e-mail.

(b)	Termination for breach of contract: If either party of A or B violates this contract for one of the following reasons, the other party may terminate this contract and may claim for related damages.

I.	If either party violates any of the provisions of this Agreement and fails to improve the situation after written notice from the other party, the other party may terminate this Agreement in advance.

II.	If the court makes compulsory execution or declares bankruptcy, or if there is any other evidence that affects the ability to fulfill this contract.

6.	Other

(a)	Both parties shall be obligated to keep the business secrets of the other party that they have learned from the performance of this agreement. The confidentiality provision in the preceding paragraph shall remain effective for two years after the termination of this Agreement.

(b)	In the event of any dispute, the parties shall first resolve the dispute in good faith and in accordance with the principle of good faith. Any modification, addition or deletion of this contract shall be agreed by both parties in writing.

(c)	In case of litigation, both parties agree that the Taipei District Court shall be the court of first instance.

(d)	This Agreement is made in two copies, with Party A and Party B each retaining one copy as evidence.

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement on the date first written above.

SL Link Co. Ltd.

By:	/s/ Ching-Dong Wang
	Name:	WANG, CHING-DONG
GUI number: 12737841
Address: 12 F., No. 287, Sec. 2, Guangfu Rd., East Dist., Hsinchu City, Taiwan (R.O.C.)
Telephone No.:+886 3516366

YC Biotech Co., Ltd

By:	/s/ Yu-Ming Lin
	Name:	LIN, YU-MING
GUI number: 89192889
Address: 17F., No. 3, Yuanqu St., Nangang Dist., Taipei City, Taiwan (R.O.C.)
Telephone No.:+886 226951268

Date: 2024.05.23

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